Exhibit 3.1

CERTIFICATE OF FORMATION

OF

COMET ACQUISITION II, LLC

Pursuant to Section 18-201 of the
Delaware Limited Liability Company Act

1.	The name of the limited liability company is Comet Acquisition II, LLC.

2.	The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808.

3.	The name and address of its registered agent is Corporation Service Company at 251 Little Falls Drive, Wilmington, Delaware 19808.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 24th day of October, 2025.

By:	/s/ Chelsea Amy
	Name:	Chelsea Amy
	Title:	Authorized Person